Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

Peter A. Reynolds
Principal Financial Officer and Chief Accounting Officer
949-639-2000

Apria Healthcare Group Inc. Announces First Quarter 2013

Financial Results

LAKE FOREST, California – May 1, 2013 – Apria Healthcare Group Inc. (“Apria” or the “Company”), a quality, cost-efficient provider of home healthcare products and services in the United States, today announced its financial results for the quarter ended March 31, 2013.

2013 First Quarter Highlights

Net revenues in the three months ended March 31, 2013 were $614.7 million, compared to $595.7 million in the three months ended March 31, 2012, an increase of $19.0 million or 3.2%. Revenue for the three months ended March 31, 2013 increased primarily due to increased volume in the home infusion therapy segment partially offset by decreased volume in the home respiratory and home medical equipment segment.

Adjusted EBITDA before projected cost savings and synergies1 for the three months ended March 31, 2013 was $71.1 million compared to $58.7 million in the three months ended March 31, 2012, an increase of 21.1%.

Free cash flow for the three months ended March 31, 2013 was $1.5 million compared to $(15.4) million in the three months ended March 31, 2012, an increase of $16.9 million.

Net loss for the three months ended March 31, 2013 was $1.9 million.

EBITDA for the three months ended March 31, 2013 was $58.6 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to Adjusted EBITDA, was 3.5x at March 31, 2013.

Conference Call

As previously announced, Apria will hold a conference call to discuss its first quarter 2013 results on May 1, 2013 at 1:00 p.m. (Eastern Daylight Time). The conference call can be accessed over the phone by dialing 888-536-6116 or, for international callers, 706-679-8204 or through the Investor Relations page of the Company’s website at www.apria.com. The passcode for the call is Apria.

A replay of the conference call will be available two hours after the call and can be accessed by dialing 855-859-2056 or, for international callers, 404-537-3406 or through the Investor Relations page of the Company’s website. The passcode for the replay is 55309752. The replay will be available until May 15, 2013.

[1]	This press release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted EBITDA before projected cost savings and synergies that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). See “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” section at the end of this press release for the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA before projected cost savings and synergies and their reconciliation to net income (loss).

A financial results presentation will be made available immediately prior to the call on the Investor Relations page of the Company’s website at www.apria.com.

Forward Looking Statements

Statements contained herein that are not historical facts and that reflect the current view of Apria’s management about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, control issues in the Company’s internal controls and procedures, as well as other factors detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in the Company’s filings with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

About Apria Healthcare Group Inc.

Apria provides home respiratory therapy, home infusion therapy and home medical equipment services through approximately 520 locations in the United States. With $2.4 billion in annual revenues, it is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

Apria Healthcare Group Inc.

Condensed Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
	(in thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,523	$27,080
Accounts receivable, less allowance for doubtful accounts of $60,447 and $53,017 at March 31, 2013 and December 31, 2012, respectively	349,877	344,421
Inventories	71,200	68,075
Deferred expenses	3,701	3,798
Prepaid expenses and other current assets	23,190	16,890

TOTAL CURRENT ASSETS	463,491	460,264
PATIENT SERVICE EQUIPMENT, less accumulated depreciation of $186,885 and $185,744 at March 31, 2013 and December 31, 2012, respectively	190,482	186,460
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET	74,498	76,823
GOODWILL	258,725	258,725
INTANGIBLE ASSETS, NET	133,595	133,781
DEFERRED DEBT ISSUANCE COSTS, NET	26,373	30,207
OTHER ASSETS	28,172	26,448

TOTAL ASSETS	$1,175,336	$1,172,708

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$147,239	$157,530
Accrued payroll and related taxes and benefits	70,811	70,547
Deferred income taxes	2,730	986
Other accrued liabilities	101,089	74,464
Deferred revenue	27,246	27,785
Current portion of long-term debt	12,136	25,195

TOTAL CURRENT LIABILITIES	361,251	356,507
LONG-TERM DEBT, net of current portion	1,017,500	1,017,515
DEFERRED INCOME TAXES	67,539	68,907
INCOME TAXES PAYABLE AND OTHER NON-CURRENT LIABILITIES	61,042	61,203

TOTAL LIABILITIES	1,507,332	1,504,132
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Common stock, $0.01 par value: 1,000 shares authorized; 100 shares issued at March 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	696,532	695,211
Accumulated deficit	(1,028,528)	(1,026,635)

TOTAL STOCKHOLDERS’ DEFICIT	(331,996)	(331,424)

	$1,175,336	$1,172,708

Apria Healthcare Group Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
	(in thousands)
Net revenues:
Fee for service arrangements	$569,520	$551,616
Capitation arrangements	45,235	44,097

TOTAL NET REVENUES	614,755	595,713

Costs and expenses:
Cost of net revenues:
Product and supply costs	220,754	207,412
Patient service equipment depreciation	19,458	20,696
Home respiratory therapy services	5,649	7,289
Nursing services	9,953	11,223
Other	4,408	5,046

TOTAL COST OF NET REVENUES	260,222	251,666
Provision for doubtful accounts	23,135	11,858
Selling, distribution and administrative	299,149	317,422
Amortization of intangible assets	186	661

TOTAL COSTS AND EXPENSES	582,692	581,607

OPERATING INCOME	32,063	14,106
Interest expense	34,212	33,517
Interest income and other	(510)	(702)

LOSS BEFORE TAXES	(1,639)	(18,709)
Income tax expense	254	898

NET LOSS	$(1,893)	$(19,607)

Apria Healthcare Group Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2012
		(As Restated)
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES
Net loss	$(1,893)	$(19,607)
Items included in net loss not requiring cash:
Provision for doubtful accounts	23,135	11,858
Depreciation	26,361	28,705
Amortization of intangible assets	186	661
Amortization of deferred debt issuance costs	3,834	3,451
Deferred income taxes	375	137
Profit interest compensation	1,321	739
Gain on sale of patient service equipment and other	(6,086)	(5,915)
Changes in operating assets and liabilities, exclusive of effects of acquisitions:
Accounts receivable	(28,592)	(37,125)
Inventories	(3,125)	(6,344)
Prepaid expenses and other assets	(8,026)	(2,575)
Accounts payable	(6,360)	15,062
Accrued payroll and related taxes and benefits	265	2,462
Income taxes payable	99	260
Deferred revenue, net of related expenses	(442)	(1,062)
Accrued expenses	26,367	27,149

NET CASH PROVIDED BY OPERATING ACTIVITIES	27,419	17,856

INVESTING ACTIVITIES
Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(36,909)	(44,783)
Proceeds from sale of patient service equipment and other	11,007	11,525
Cash paid for acquisitions	—	(94)

NET CASH USED IN INVESTING ACTIVITIES	(25,902)	(33,352)

FINANCING ACTIVITIES
Proceeds from ABL Facility	146,000	67,000
Payments on ABL Facility	(159,000)	(57,000)
Payments on other long-term debt	(74)	(86)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(13,074)	9,914

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,557)	(5,582)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	27,080	29,096

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,523	$23,514

Apria Healthcare Group Inc.

1st Quarter 2013 Financial Summary

	Three Months Ended March 31,		$ Variance Fav/(Unfav)	% Variance Fav/(Unfav)
($ in millions)	2013	2012
Net Revenue	$614.7	$595.7	$19.0	3.2%
Gross Profit	354.5	344.0	10.5	3.1%
% Margin	57.7%	57.8%
Provision for Doubtful Accounts	23.1	11.9	(11.2)	(94.1)%
% of Net Revenue	3.8%	2.0%
Selling, Distribution and Administrative	299.1	317.4	18.3	5.8%
% of Net Revenue	48.7%	53.3%
Net Loss	(1.9)	(19.6)	17.7	90.3%
EBITDA	58.6	43.5	15.1	(34.7)%
Adjusted EBITDA Before Projected Cost Savings and Synergies	71.1	58.7	12.4	21.1%
% of Net Revenue	11.6%	9.9%

Segment Revenue Performance

($ in millions)	Three Months Ended March 31,		$Variance Fav/(Unfav)	% Variance Fav/(Unfav)
	2013	2012
Home Respiratory Therapy and Home Medical Equipment	$298.5	$300.9	$(2.4)	(0.8)%
Home Infusion Therapy	316.2	294.8	21.4	7.3%

Total Net Revenue	$614.7	$595.7	$19.0	3.2%

Cash and Cash Equivalents, Capitalization & Certain Credit Statistics

The following table indicates the cash and cash equivalents, capitalization and certain credit statistics as of March 31, 2013:

($ in millions)	March 31, 2013
Cash and Cash Equivalents	$15.5

Debt
Asset Based Revolving Credit Facility	12.0
Series A-1 Notes	700.0
Series A-2 Notes	317.5
Capital Leases & Other	0.1

Total Debt	$1,029.6
Shareholders’ Deficit	(332.0)

Total Capitalization	$697.6

Net Leverage Ratio Calculations
Net Debt[1]	$1,014.1

Adjusted EBITDA[2]	$287.1
Net Leverage Ratio[3]	3.5x

[1]	Net debt is defined as total debt less cash and cash equivalents. This amount does not reflect outstanding letters of credit.
[2]	For the twelve months ended March 31, 2013.
[3]	Net leverage ratio is defined as the ratio of net debt to Adjusted EBITDA. The net leverage ratio calculated using Adjusted EBITDA before projected cost savings and synergies was 3.6x.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

This press release includes several metrics which are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings and synergies and Free Cash Flow. EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings and synergies and Free Cash Flow are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, these measures are not intended to be measures of Free Cash Flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings and synergies and Free Cash Flow may not be comparable to other similarly titled measures of other companies. We believe that such measures provide useful information about our financial condition and covenant compliance under the indenture governing our Series A-1 Notes and Series A-2 Notes and in our ABL Facility to investors and we compensate for the limitations of using non-GAAP financial measures by presenting them together with GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization.

Adjusted EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization, further adjusted to exclude certain non-cash items, costs incurred related to initiatives, other adjustment items and projected cost savings and synergies permitted in calculating covenant compliance under the indenture governing our Series A-1 Notes and Series A-2 Notes and the credit agreement governing our ABL Facility.

Adjusted EBITDA before projected cost savings and synergies is defined as Adjusted EBITDA less the projected cost savings and synergies that we expect to realize in connection with cost savings, restructuring and other similar initiatives.

Free Cash Flow is defined as cash provided by operating activities less purchases of patient service equipment and property, equipment and improvements, net of proceeds from the sale of patient service equipment and other, exclusive of effects of acquisitions.

The following tables provide reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings and synergies and Free Cash Flow for the periods presented to the respective most closely comparable financial measures calculated in accordance with GAAP.

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA before projected cost savings and synergies

	Three Months Ended March 31,		LTM March 31,
(in millions)	2013	2012	2013
Net Loss	$(1.9)	$(19.6)	$(242.7)
Interest expense, net	33.7	32.8	134.4
Income tax expense (benefit)	0.3	0.9	(131.5)
Depreciation and amortization	26.5	29.4	111.1

EBITDA	58.6	43.5	(128.7)
Non-cash impairment of goodwill, intangible and long-lived assets	—	—	350.0
Non-cash items	6.2	6.4	22.8
Costs incurred related to Initiatives and non-recurring items	4.5	7.1	30.7
Other adjustments	1.8	1.7	7.0

Adjusted EBITDA Before Projected Cost Savings and Synergies	$71.1	$58.7	281.8

Projected cost savings and synergies			5.3

Adjusted EBITDA			$287.1

Reconciliation of Free Cash Flow

(in millions)	Three Months Ended March 31, 2013
Net Loss	$(1.9)
Non-cash items	49.1
Change in operating assets and liabilities	(19.8)

Net cash provided by operating activities	27.4
Purchases of patient service equipment, property, equipment and improvements	(36.9)
Proceeds from sale of patient service equipment and other	11.0

Free Cash Flow	$1.5